                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                           THE SECURITIES ACT OF 1934



DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)         January 11, 1999
                                                 -------------------------------


                            AirTran Holdings, Inc.
            ------------------------------------------------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         Nevada                    0-26914                  58-2189551
    -----------------            -----------            ------------------
    (STATE OR OTHER              (COMMISSION             (I.R.S. EMPLOYER
      JURISDICTION               FILE NUMBER)           IDENTIFICATION NO.)
    OF INCORPORATION)


                9955 AirTran Boulevard, Orlando, Florida  32827
           --------------------------------------------------------
           (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)      (ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE        (407) 251-5600
                                                   -----------------------------



--------------------------------------------------------------------------------
        (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)

ITEM 5. OTHER EVENTS

        On January 11, 1999, Joseph B. Leonard was elected as the Chairman of the Board, President and Chief Executive Officer of AirTran Holdings, Inc. (the "Company"). Mr. Leonard replaced D. Joseph Corr as President and Chief Executive Officer of the Company and Robert D. Swenson as Chairman of the Board of the Company. Mr. Corr resigned as President, Chief Executive Officer and as a Director of the Company effective as of January 11, 1999. Mr. Swenson remains a Director of the Company.

        Prior to joining the Company, Mr. Leonard served in various executive positions for AlliedSignal from 1993 to 1998, his last position being as President and Chief Executive Officer of AlliedSignal's Aerospace Marketing, Sales and Service business unit. Prior to joining AlliedSignal Mr. Leonard worked in various positions at Northwest Airlines, Eastern Airlines and American Airlines from 1969 to 1993, including roles as chief executive officer/chief operating officer of Eastern Airlines from 1985 to 1990 and as executive vice president of Northwest Airlines from 1990 to 1993.

        In another development, the Company has reached an agreement to settle a consolidated, class action lawsuit against the Company and certain of its present and former directors and officers. The settlement provides for the dismissal of the consolidated action against all defendants and the establishment of a settlement fund of $2.5 million in cash and $2.5 million in common stock of the Company for the class of purchasers of the Company's stock during the period from June 9, 1995 through June 17, 1996. The settlement with the plaintiffs is subject to various conditions, including approval by the Court and completion of confirmatory discovery. The settlement will not have any material effect on the Company's results of operations due to previous accruals for such purposes.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 AIRTRAN HOLDINGS, INC.


January 11, 1999                 By: /s/ Richard Schroeter
                                     -------------------------------
                                     Richard Schroeter,
                                     Senior Vice President - Finance
                                     (Chief Financial Officer)